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                                                  Exhibit 4.1

                         November 15, 1994

To the Lenders parties to the
    Credit Agreement referred to below


Ladies and Gentlemen:

     We refer to the Revolving Credit Agreement, dated as of March 29, 1993 (the "Credit Agreement"), among the undersigned, each of you as Lenders, and CITIBANK, N.A., as your Agent. Unless otherwise defined herein, the terms defined in the Credit Agreement shall be used herein as therein defined.

     It is hereby agreed by each of you and us that, effective as of the date first above written, the Credit Agreement is amended by (i) deleting the number "0.375%" contained in the definition of the term "Applicable Margin" in Section 1.01 thereof and substituting therefor the number "0.34%", and
(ii) deleting the number "0.15%" contained in Section 2.04(a) thereof and substituting therefor the number "0.125%".

     On and after the effective date of this letter amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this letter amendment. The Credit Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning the enclosed eight counterparts of this letter amendment to King & Spalding, 120 West 45th Street, New York, New York, 10036, Attention of Jeff V. Nelson, who will distribute fully executed counterparts to each of us upon his receipt thereof. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by us and each of the Lenders. This letter amendment is subject to the provisions of
Section 8.01 of the Credit Agreement.

     The letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

     This letter amendment shall be governed by, and construed in accordance with, the laws of the State of New York.


                                        Very truly yours,
                                      WISCONSIN GAS COMPANY

                         By             Joseph P. Wenzler
                                   ----------------------------
                         Title             Vice President and CFO







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Agreed as the date first above written:


CITIBANK, N.A, as a Lender and the Agent

     By        ANITA J. BRICKELL
               -----------------
     Title            Vice President


FIRSTAR BANK MILWAUKEE, N.A.

     By        SANDRA J. HARTAG
               ----------------
     Title           Vice President


HARRIS TRUST AND SAVINGS BANK

     By        ANDREW S. PETERSON
               ------------------
     Title            Vice President


M&I MARSHALL & ILSLEY BANK

     By        GINA A. PETERS
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     Title          Vice President